UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )
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Filed by a Party other than the Registrant   ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
SANUWAVE Health, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SANUWAVE Health, Inc.
11495 Valley View Road
Eden Prairie, Minnesota 55344

NOTICE OF CONSENT SOLICITATION
July 18, 2024
Dear Stockholder:
This Notice of Consent Solicitation (the “Notice”) and accompanying Consent Solicitation Statement are furnished to you by SANUWAVE Health, Inc., a Nevada corporation (“we,” “us,“ ”our,” “SANUWAVE” or the “Company”), in connection with the solicitation of written consents from the holders of its common stock, par value $0.001 (the “Common Stock”), to take action without a stockholders’ meeting.
We are soliciting your written consent with respect to the following proposals (the “Proposals”):
Proposal 1 (“Proposal 1”): To approve an amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding Common Stock at a reverse stock split ratio ranging from any whole number between 1-for-300 and 1-for-500, subject to and as determined by the Board of Directors (the “Board”); and
Proposal 2 (“Proposal 2”): To approve the SANUWAVE Health, Inc. 2024 Equity Incentive Plan.
Our Board adopted the Proposals and recommends that stockholders give written consent FOR the approval of the Proposals.
The foregoing items of business are more fully described in the Consent Solicitation Statement accompanying this Notice.
We have established the close of business on July 17, 2024 (the “Record Date”) as the record date for determining stockholders entitled to submit written consents. A majority of the shares of Common Stock that are outstanding on the Record Date must give written consent in favor for each of the Proposals to be approved by stockholders.
This solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement and written consent card. Written consents shall be solicited until the earliest of (i) the date we receive the affirmative consent to each of the Proposals of stockholders holding a majority of the outstanding shares of Common Stock as of the Record Date, (ii) the date the Board determines to terminate the solicitation and (iii) September 30, 2024 (the “Expiration Date”). If the requisite number of written consents for only one Proposal is received on or prior to the Expiration Date, such Proposal will be deemed approved on the Expiration Date.
Failure to submit the written consent will have the same effect as a written consent against Proposal 1 and Proposal 2. We recommend that all stockholders affirmatively consent to the Proposals by marking the box entitled “FOR” with respect to Proposal 1 and Proposal 2. If you sign and send in the written consent card but do not indicate how you want to vote as to either Proposal, your written consent card will be treated as a consent “FOR” that Proposal.
By Order of the Board of SANUWAVE Health, Inc.
/s/ Morgan C. Frank
Morgan C. Frank
Chief Executive Officer
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL
FOR THE WRITTEN CONSENT SOLICITATION
The Notice of Consent Solicitation and Consent Solicitation Statement are available at www.proxyvote.com.

SANUWAVE Health, Inc.
11495 Valley View Road
Eden Prairie, Minnesota 55344
(952) 656-1029

CONSENT SOLICITATION STATEMENT
This Consent Solicitation Statement and accompanying Notice of Consent Solicitation (“Notice”) are furnished to you by SANUWAVE Health, Inc., a Nevada corporation (“we,” “us,” “our” or the “Company”), in connection with the solicitation of written consents from the holders of its common stock, par value $0.001 (the “Common Stock”), to take action without a stockholders’ meeting.
On or about July 18, 2024, we intend to mail to our stockholders of record and beneficial owners a Notice, this Consent Solicitation Statement and a written consent card (collectively, the “consent solicitation materials”).
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL
FOR THE WRITTEN CONSENT SOLICITATION
The Notice of Consent Solicitation and Consent Solicitation Statement are available at www.proxyvote.com.
QUESTIONS AND ANSWERS ABOUT THESE CONSENT SOLICITATION MATERIALS
Why are these consent solicitation materials being made available?
We are providing you with these consent solicitation materials because our Board of Directors (the “Board”) is soliciting written consents from the holders of our Common Stock to take action without a stockholders’ meeting.
We are soliciting your written consent with respect to the following proposals (the “Proposals”):
Proposal 1 (“Proposal 1”): To approve an amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding Common Stock at a reverse stock split ratio ranging from any whole number between 1-for-300 and 1-for-500, subject to and as determined by the Board; and
Proposal 2 (“Proposal 2”): To approve the SANUWAVE Health, Inc. 2024 Equity Incentive Plan.
This solicitation is being made on the terms and subject to the conditions set forth in this Consent Solicitation Statement and the accompanying written consent card. Written consents shall be solicited until the earliest of (i) the date we receive the affirmative consent to each of the Proposals of stockholders holding a majority of the outstanding shares of Common Stock as of the Record Date, (ii) the date the Board determines to terminate the solicitation and (iii) September 30, 2024 (the “Expiration Date”). If the requisite number of written consents for only one Proposal is received on or prior to the Expiration Date, such Proposal will be deemed approved on the Expiration Date.
What consent solicitation materials are available on the Internet?
The Notice, this Consent Solicitation Statement and the written consent card are available at www.proxyvote.com.
Who can submit a written consent with respect to the Proposals?
Stockholders as of the close of business on July 17, 2024 (the “Record Date”) are entitled to submit a written consent with respect to the Proposals. For each Proposal, you have one vote for each share of Common Stock you own as of the Record Date. At the close of business on the Record Date, there were 1,181,272,961 shares of Common Stock outstanding and entitled to vote.
How do I submit my written consent?
Your written consent is important. We urge you to submit your written consent over the Internet, by telephone or by completing and returning your written consent card.

Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with our transfer agent, Securities Transfer Corporation, then you are considered the stockholder of record with respect to those shares.
As a stockholder of record, you may submit your written consent directly. We urge you to submit your written consent over the Internet, by telephone or by completing and returning your written consent card.
If you are a stockholder of record, you may:
•	complete, sign and date the written consent card and return it promptly in the envelope provided;
•	go to www.proxyvote.com to complete an electronic written consent card. You will be asked to provide the control number from your Notice; or
•	dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice.
To determine how you may revoke or change your written consent submitted by the telephone, Internet or mail methods described above, see the section entitled “How can I change my vote after submitting my written consent?”
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee
If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of this consent solicitation. As a beneficial owner, you have the right to direct your broker or other agent on how to complete the written consent with respect to the shares in your account.
What is the recommendation of the Board on each of the Proposals?
The Board recommends that you submit your written consent:
•
FOR the approval of an amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding Common Stock at a reverse stock split ratio ranging from any whole number between 1-for-300 and 1-for-500, subject to and as determined by the Board (Proposal 1); and

•	FOR the approval of the SANUWAVE Health, Inc. 2024 Equity Incentive Plan (Proposal 2).
What if I return my written consent card directly to the Company, but do not provide instructions with respect to either of the Proposals?
If a signed written consent card is returned to us without any indication of how your shares should be voted on a particular Proposal, your written consent card will be treated as a consent “FOR” such Proposal.
How can I change my vote after submitting my written consent?
A stockholder who has given a written consent may revoke it at any time before the Expiration Date by:
•	delivering to the Corporate Secretary of the Company a written notice stating that the written consent is revoked;
•	signing and delivering a written consent card bearing a later date;
•	completing a new electronic written consent card over the Internet; or
•	submitting new instructions by telephone.
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a written consent, you must contact that firm to revoke any prior written consent.

What is the vote required for each Proposal?
The votes required to approve each Proposal is as follows:
•
Proposal 1. Approval of the amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding Common Stock at a reverse stock split ratio ranging from any whole number between 1-for-300 and 1-for-500, subject to and as determined by the Board, requires the affirmative consent of the holders of a majority of the outstanding shares of Common Stock for approval. Abstentions and any broker non-votes will have the same effect as a written consent “against” Proposal 1.

•
Proposal 2. Approval of the SANUWAVE Health, Inc. 2024 Equity Incentive Plan requires the affirmative consent of the holders of a majority of the outstanding shares of Common Stock for approval. Abstentions and any broker non-votes will have the same effect as a written consent “against” Proposal 2.

What are “broker non-votes”?
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because (i) the broker did not receive instructions from the beneficial owner, and (ii) the broker lacked discretionary authority to submit a written consent with respect to the shares. These unvoted shares are considered “broker non-votes” with respect to such matters.
Both of the Proposals are considered “non-routine” under New York Stock Exchange rules. If you are a beneficial owner and your shares are held in the name of a broker or other nominee, the broker or other nominee is not permitted to vote your shares on either Proposal if the broker or other nominee does not receive voting instructions from you. Because neither of the Proposals is “routine,” we do not anticipate any broker non-votes on the Proposals.
Who is paying for this written consent solicitation?
The Company is paying the costs of the solicitation of written consents. Written consents may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by telephone, facsimile or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending written consents and consent solicitation materials to beneficial owners of our Common Stock.
What does it mean if I receive more than one written consent card?
If you receive more than one written consent card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each written consent card to ensure that all of your shares are voted.
Where can I find the voting results?
The final results will be filed with the Securities and Exchange Commission (the “SEC”) in a Current Report on Form 8-K within four business days of the Expiration Date.

FORWARD-LOOKING STATEMENTS
This proxy statement may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future financial results, production expectations and constraints, plans for future business development activities and the proposed Reverse Stock Split and Note and Warrant (each as defined below) exchange. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond our ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance, financial condition and our ability to consummate the Reverse Stock Split and Note and Warrant exchange are risks associated with supply chain and production constraints, regulatory oversight, our ability to manage our capital resource issues, competition, our ability to obtain stockholder approval for the Reverse Stock Split and the other factors discussed in detail in our periodic filings with the SEC. We undertake no obligation to update any forward-looking statement.

PROPOSAL 1
APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL
Our Board has adopted resolutions to authorize the Board, in its sole discretion, to (1) amend our Articles of Incorporation to effect a reverse stock split of our outstanding Common Stock and (2) direct such proposal to be submitted to the holders of our Common Stock for their approval. The amendment to our Articles of Incorporation would be accomplished by adding to the end of the third paragraph thereof referring to the number of shares with par value the following text:
“Upon the filing and effectiveness (the “Reverse Stock Split Effective Time”) pursuant to the General Corporation Law of Nevada of the Certificate of Amendment to these Articles of Incorporation of the Corporation, each [•] shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall, automatically and without any further action on the part of the Corporation or any of the respective holders thereof, be reclassified, combined and converted into one (1) fully paid and nonassessable share of Common Stock (the “Reverse Stock Split”), subject to the treatment of fractional share interests as described below. The reclassification of the Common Stock will be deemed to occur at the Reverse Stock Split Effective Time. From and after the Reverse Stock Split Effective Time, certificates representing Common Stock prior to such reclassification shall represent the number of shares of Common Stock into which such Common Stock prior to such reclassification shall have been reclassified pursuant to the Certificate of Amendment. No fractional shares shall be issued in connection with the Reverse Stock Split and, in lieu thereof, any stockholder who would otherwise be entitled to receive a fractional share of Common Stock shall instead be entitled to receive a cash payment equal to the product obtained by multiplying (a) the closing price per share of the Common Stock on the OTCQB on the date of the Reverse Stock Split Effective Time, after giving effect to the Reverse Stock Split, by (b) the fraction of the share owned by the stockholder, without interest.”
If approved by the holders of our Common Stock, the Reverse Stock Split proposal would permit, but not require, our Board to effect a reverse stock split of our issued and outstanding Common Stock at any time prior to December 31, 2024 at a reverse stock split ratio ranging from any whole number between 1-for-300 and 1-for-500, subject to and as determined by the Board (the “Reverse Stock Split”). Our Board reserves the right to elect to abandon the Reverse Stock Split, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.
We do not intend to issue fractional shares in connection with the Reverse Stock Split. Instead, any stockholders who would have been entitled to receive fractional shares as a result of the Reverse Stock Split will instead receive cash payments in lieu of such fractional shares. Each holder of our Common Stock will hold the same percentage of our outstanding Common Stock immediately following the Reverse Stock Split as that stockholder did immediately prior to the Reverse Stock Split, except to the extent that the Reverse Stock Split results in stockholders receiving cash in lieu of fractional shares. The par value of our Common Stock will continue to be $0.001 per share.
Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split
Our Board is submitting the Reverse Stock Split to our stockholders for approval with the primary intent of (1) avoiding an event of default under the future advance convertible promissory notes (the “Notes”) we issued in private placements that closed in December 2023, January 2024 and June 2024, (2) increasing the market price of our Common Stock to satisfy one of the initial listing requirements for uplisting onto The Nasdaq Capital Market, although we are under no obligation to uplist and there can be no assurance that the trading price of our Common Stock would be maintained at such level or that we will be able to maintain any such listing of our Common Stock on The Nasdaq Capital Market if we are able to uplist in the future, and (3) making our Common Stock more attractive to a broader range of institutional and other investors.
In December 2023, January 2024, and June 2024, we entered into Securities Purchase Agreements for the sale in private placements of (i) the Notes in an aggregate principal amount of approximately $7.7 million, (ii) warrants to purchase an additional 192,972,491 shares of Common Stock with an exercise price of $0.067 per share (the “First Warrants”) and (iii) warrants to purchase an additional 192,972,491 shares of Common Stock with an exercise price of $0.04 per share (the “Second Warrants,” collectively with the First Warrants, the “Warrants”). The Notes and the Warrants are not currently convertible into, or exercisable for, shares of our Common Stock. The Notes will be convertible and the Warrants exercisable at such time as our authorized and unissued shares of Common

Stock are at a number sufficient to permit the exercise or conversion of all outstanding securities exercisable for, or convertible into, Common Stock. We also issued Notes and Warrants in private placements that closed in August 2022, November 2022 and May 2024; however, such Notes were converted into Common Stock upon their respective maturity dates.
Pursuant to each outstanding Note, failure to reduce our outstanding shares via a reverse stock split to provide a number of authorized and unissued shares of Common Stock sufficient to permit the conversion of the Note and the conversion or exercise, as applicable, of all other outstanding securities of the Company convertible into or exercisable for shares of Common Stock on or before December 31, 2023 (the “Reverse Stock Split Covenant”) is an event of default. While the Company has obtained waivers of the Reverse Stock Split Covenant from all current holders of the Notes, such waivers will expire on December 31, 2024. Upon an event of default under the Notes, we will have five business days after notice of default from a holder to cure the event of default. After such cure period, the holder may require the Company, by delivering written notice, to redeem all or any part of its Note in cash at a price equal to (1) principal plus accrued and unpaid interest, calculated from the event of default at an interest rate of 20% per annum (the “Event of Default Redemption Price”) and (2) liquidated damages of $250,000 pro-rata based on the entire amount raised in the private placement plus an amount in cash equal to 1% of the Event of Default Redemption Price for each 30-day period during which redemptions fail to be made, with a cap at 5%.
In addition, we are seeking to increase the market price of our Common Stock to satisfy one of the initial listing requirements for uplisting onto The Nasdaq Capital Market, although we are under no obligation to uplist and there can be no assurance that the trading price of our Common Stock would be maintained at such level or that we will be able to maintain any such listing of our Common Stock on The Nasdaq Capital Market if we are able to uplist in the future. The Nasdaq Capital Market requires, among other items, an initial bid price of at least $4.00 per share, and following initial listing, maintenance of a continued bid price of at least $1.00 per share.
We also believe that the Reverse Stock Split, if implemented, will make our Common Stock more attractive to a broader range of institutional and other investors, as we believe that the current market price of our Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that, if approved and implemented by our Board, the Reverse Stock Split will make our Common Stock a more attractive and cost-effective investment for many investors.
Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.
Criteria the Board of Directors May Use to Determine Whether to Implement the Reverse Stock Split
When determining whether to implement the Reverse Stock Split, and which Reverse Stock Split ratio to implement, if any, following the receipt of stockholder approval, the Board of Directors may consider various factors, including:
•	the financial consequences to the Company of triggering an event of default under the Notes;
•	the initial listing requirements for uplisting onto The Nasdaq Capital Market;
•	the historical trading price and trading volume of our Common Stock;

•	the then-prevailing trading price and trading volume of our Common Stock and the expected impact of the Reverse Stock Split on the trading market for our Common Stock in the short- and long-term;
•	the number of shares of our Common Stock outstanding;
•	the anticipated impact of a particular ratio on the Company’s ability to reduce administrative and transactional costs; and
•	prevailing general market, legal and economic conditions.
Prior Approval of a Reverse Stock Split
At the 2020 Annual Meeting of Stockholders of the Company, held on July 23, 2020, the stockholders authorized the Board to amend our Articles of Incorporation to effect a reverse stock split by approving Proposal 5 as set forth in the proxy statement for the 2020 Annual Meeting of Stockholders filed with the SEC on June 26, 2020. The authorization permitted, but did not require, the Board to effect the reverse stock split at any time prior to August 22, 2020. The Board, pursuant to the terms of the approvals and authorizations set forth in Proposal 5, did not elect to effect the reverse stock split prior to August 22, 2020.
At the 2020 Special Meeting of Stockholders held on December 30, 2020, the stockholders authorized the Board to amend our Articles of Incorporation to effect a reverse stock split by approving Proposal 2 as set forth in the proxy statement for the 2020 Special Meeting of Stockholders filed with the SEC on December 14, 2020. The authorization permitted, but did not require, the Board to effect the reverse stock split prior to December 31, 2021. The Board, pursuant to the terms of the approvals and authorizations set forth in Proposal 2, did not elect to effect the reverse stock split prior to December 31, 2021.
On December 20, 2022, the stockholders authorized the Board to amend our Articles of Incorporation to effect a reverse stock split by approving Proposal 1 as set forth in the proxy statement for the consent solicitation filed with the SEC on November 18, 2022. The authorization permitted, but did not require, the Board to effect the reverse stock split prior to December 31, 2023. The Board, pursuant to the terms of the approvals and authorizations set forth in Proposal 1, did not elect to effect the reverse stock split prior to December 31, 2023. The Board is therefore seeking stockholder approval for the Reverse Stock Split.
Procedure for Implementing the Reverse Stock Split
The Reverse Stock Split, if approved by our stockholders, would become effective on the date and time set forth in the Certificate of Amendment to our Articles of Incorporation that is filed with the Nevada Secretary of State, which we expect would be shortly after such filing is made with the Nevada Secretary of State (the “Effective Time”). The exact timing of the filing of the Certificate of Amendment that will effect the Reverse Stock Split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to our Articles of Incorporation, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split. If a Certificate of Amendment effecting the Reverse Stock Split has not been filed with the Nevada Secretary of State by the close of business on December 31, 2024, our Board will abandon the Reverse Stock Split.
Fractional Shares
Stockholders will not receive fractional shares of Common Stock in connection with the Reverse Stock Split. Instead, any holder of Common Stock who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split will instead be entitled to receive a cash payment equal to the product obtained by multiplying (a) the closing price per share of the Common Stock on the OTCQB on the date of the Effective Time, after giving effect to the Reverse Stock Split, by (b) the fraction of the share owned by the stockholder, without interest.
Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is made for their fractional share interest. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

If you believe that you may not hold sufficient shares of our Common Stock at the Effective Time to receive at least one share in the Reverse Stock Split and you want to continue to hold our Common Stock after the Reverse Stock Split, you may do so by either:
•	purchasing a sufficient number of shares of our Common Stock; or
•	if you have shares of our Common Stock in more than one account, consolidating your accounts;
in each case, so that you hold a number of shares of our Common Stock in your account before the Reverse Stock Split that will entitle you to receive at least one share of Common Stock in the Reverse Stock Split. Shares of our Common Stock held in registered form and shares of our Common Stock held in “street name” (that is, through a broker, bank or other holder of record) for the same stockholder will be considered held in separate accounts and will not be aggregated when effecting the Reverse Stock Split.
Effect of the Reverse Stock Split on Holders of Outstanding Common Stock
General
After the Effective Time of the Reverse Stock Split, should the Board elect to implement it, each stockholder will own a reduced number of shares of Common Stock. However, the Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share as described above. Voting rights and other rights and preferences of the holders of our Common Stock would not be affected by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our Common Stock immediately prior to the Reverse Stock Split would continue to hold 2% (assuming there is no impact as a result of the payment of cash in lieu of fractional shares) of the voting power of the outstanding shares of our Common Stock immediately after the Reverse Stock Split. The number of stockholders of record also would not be affected by the Reverse Stock Split (assuming there is no impact as a result of the payment of cash in lieu of fractional shares).
The principal effects of the Reverse Stock Split would be that:
•	each 300 to 500 shares of our Common Stock owned by a stockholder (depending on the Reverse Stock Split ratio selected by the Board), would be combined into one new share of our Common Stock;
•
no fractional shares of Common Stock would be issued in connection with the Reverse Stock Split; instead, any stockholders who would have been entitled to receive fractional shares as a result of the Reverse Stock Split will instead receive cash payments in lieu of such fractional shares;

•
by reducing the number of shares of Common Stock outstanding without reducing the number of shares of available but unissued Common Stock, the Reverse Stock Split will effectively increase the relative number of authorized but unissued shares, which the Board may use in connection with future financings or other issuances;

•
based upon the Reverse Stock Split ratio selected by the Board of Directors, proportionate adjustments would be made to the per share exercise or conversion price and the number of shares issuable upon the exercise, conversion or vesting of all then outstanding equity awards, Common Stock warrants and convertible debt with respect to the number of shares of Common Stock subject to such award, warrant or convertible debt and the exercise or conversion price thereof, in each case to the extent applicable, subject to the terms of such awards, warrants or convertible debt;

•
the number of shares of Common Stock authorized under the Amended and Restated 2006 Stock Incentive Plan of SANUWAVE Health, Inc. (the “Prior Plan”) and, if approved, the 2024 Equity Incentive Plan (the “Plan”), will be proportionately adjusted for the Reverse Stock Split ratio selected by the Board; and

•
the number of stockholders owning “odd lots” of less than 100 shares of our Common Stock may potentially increase; odd lot shares may be more difficult to sell and brokerage commissions and other costs of transactions in odd lots generally are proportionately higher than the costs of transactions in “round lots” of even multiples of 100 shares.

However, we believe that any potential negative effects are outweighed by the benefits of the Reverse Stock Split.

Effect on Shares of Common Stock
For the purposes of providing examples of the effect of the Reverse Stock Split on our Common Stock, the following table contains approximate information, based on share information as of the July 3, 2024, of the effect of a Reverse Stock Split at certain ratios within the range of the proposed Reverse Stock Split ratios on the number of shares of our Common Stock authorized, outstanding, reserved for future issuance and not outstanding or reserved:
Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Underlying Outstanding Options, Warrants and Convertible Notes	Number of Shares of Common Stock Authorized but Not Outstanding or Reserved
Pre-Reverse Stock Split	2,500,000,000	1,181,272,961	1,743,910,430	0
Post-Reverse Stock Split 1:300	2,500,000,000	3,937,576	5,813,035	2,490,249,389
Post-Reverse Stock Split 1:320	2,500,000,000	3,691,478	5,449,721	2,490,858,801
Post-Reverse Stock Split 1:340	2,500,000,000	3,474,332	5,129,149	2,491,396,519
Post-Reverse Stock Split 1:360	2,500,000,000	3,281,313	4,844,196	2,491,874,491
Post-Reverse Stock Split 1:380	2,500,000,000	3,108,613	4,589,238	2,492,302,149
Post-Reverse Stock Split 1:400	2,500,000,000	2,953,182	4,359,777	2,492,687,041
Post-Reverse Stock Split 1:420	2,500,000,000	2,812,554	4,152,168	2,493,035,278
Post-Reverse Stock Split 1:440	2,500,000,000	2,684,711	3,963,433	2,493,351,856
Post-Reverse Stock Split 1:460	2,500,000,000	2,567,984	3,791,110	2,493,640,906
Post-Reverse Stock Split 1:480	2,500,000,000	2,460,985	3,633,147	2,493,905,868
Post-Reverse Stock Split 1:500	2,500,000,000	2,362,545	3,487,821	2,494,149,634
After the Effective Time of the Reverse Stock Split that our Board elects to implement, our Common Stock would have a new CUSIP number.
Effect on our Authorized Preferred Stock
The Reverse Stock Split, if implemented, would not affect the total authorized number of shares of our preferred stock or the par value of our preferred stock.
Effect on Outstanding Equity Awards, Warrants, and Equity Plans
If the Reverse Stock Split is approved by our stockholders and our Board decides to implement the Reverse Stock Split, as of the Effective Time, based on the Reverse Stock Split ratio selected by the Board, proportionate adjustments will be made to all then-outstanding equity awards, Common Stock warrants (including the Warrants) and convertible debt (including the Notes) with respect to the number of shares of Common Stock subject to such award, warrant or convertible debt and the exercise or conversion price thereof. In addition, the number of shares of Common Stock available for issuance under the Plan, if approved by stockholders, will be proportionately adjusted for the Reverse Stock Split ratio selected by the Board, such that fewer shares will be subject to the Plan.
Reduction in Stated Capital
Pursuant to the Reverse Stock Split, the par value of our Common Stock would remain $0.001 per share. As a result of the Reverse Stock Split, at the Effective Time, the stated capital on our balance sheet attributable to our Common Stock would be reduced in proportion to the size of the Reverse Stock Split, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, would remain unchanged.
Exchange of Notes and Warrants
In connection with the private placement that closed in June 2024, each purchaser also delivered a letter agreement (the “Letter Agreements”) to us, pursuant to which the purchasers agreed to receive shares of our Common Stock in exchange for the Notes and the Warrants issued in June 2024 (i) upon the effectuation of a reverse stock split of our outstanding Common Stock or (ii) immediately prior to the closing of our planned business combination with SEP Acquisition Corp., which business combination was subsequently terminated. Pursuant to the Letter Agreements, the purchasers will receive, in the form of Common Stock at an exchange ratio of $0.04 per share, the full amount of principal and interest that would be due and payable on the Notes as of the maturity date. First Warrants will be exchanged for 0.85 shares of Common Stock per share that are subject to such First Warrants, and Second Warrants will be exchanged for 0.9 shares of Common Stock per share that are subject to such Second Warrants. The purchasers will pay no new consideration to the Company in connection with these exchanges. We are requesting substantially similar letter agreements from all holders of Notes and/or Warrants pursuant to which such Notes and Warrants would be exchanged for shares of our Common Stock upon the effectuation of a reverse stock split of our outstanding Common Stock.
Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)
Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.
Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)
Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.
Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split Common Stock, subject to adjustment for the treatment of fractional shares.
Holders of Certificated Shares of Common Stock
If you hold any of your shares of our Common Stock in certificated form, you will receive a transmittal letter from our transfer agent after the Effective Time. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-Reverse Stock Split shares of our Common Stock for either: (1) a certificate representing the post-Reverse Stock Split shares of our Common Stock, or (2) post-Reverse Stock Split shares of our Common Stock in a book-entry form, evidenced by a transaction statement that will be sent to your address of record indicating the number of shares of our Common Stock you hold, together with any payment of cash in lieu of fractional shares to which you are entitled. Beginning at the Effective Time of the Reverse Stock Split, each certificate representing pre-Reverse Stock Split shares of our Common Stock will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares. If you are entitled to a payment of cash in lieu of fractional shares, payment will be made as described above under “Fractional Shares.”
WE MAY ISSUE THE ADDITIONAL SHARES OF AUTHORIZED COMMON STOCK THAT WILL BECOME AVAILABLE AS A RESULT OF THE REVERSE STOCK SPLIT WITHOUT THE ADDITIONAL APPROVAL OF OUR STOCKHOLDERS.
Not a Going Private Transaction
Notwithstanding the decrease in the number of outstanding shares following the implementation of the Reverse Stock Split, the Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the implementation of the proposed Reverse Stock Split will not cause the Company to go private.
No Appraisal Rights
Under the Nevada Revised Statutes, our stockholders are not entitled to appraisal rights with respect to the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following discussion is a summary of material U.S. federal income tax consequences of an implemented Reverse Stock Split to U.S. Holders (as defined below) that hold shares of our Common Stock as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This summary is based upon the Code, Treasury regulations promulgated thereunder, published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, in each case in existence on the date hereof, all of which are subject to change and to differing interpretations. Any such change could apply retroactively and could adversely affect the tax consequences described below. No assurance can be given that the IRS will agree with the consequences described in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been or will be sought or obtained from the IRS regarding the tax consequences of the transactions described herein.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of shares of our Common Stock that is (a) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code (“United States persons”), or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.
This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders in light of their particular circumstances or that may be relevant to certain beneficial owners that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt or governmental organizations, S corporations, partnership and other pass through entities (and investors therein)), mutual funds, insurance companies, banks, thrifts and other financial institutions, dealers in securities, brokers or traders in securities, commodities or currencies that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans or other tax deferred accounts, persons who hold shares of our Common Stock as part of a straddle, hedging, constructive sale, wash sale, synthetic security, conversion, or other integrated transaction, persons required for U.S. federal income tax purposes to confirm the timing of income accruals to their financial statements under Section 451 of the Code, U.S. Holders that have a functional currency other than the U.S. dollar, persons that own 5% or more (by vote or value) of our Common Stock, and persons who acquired shares of our Common Stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan). Furthermore, this summary does not discuss any alternative minimum tax consequences or the Medicare contribution tax on net investment income and does not address any aspects of U.S. federal estate or gift tax laws or of U.S. state or local or non-U.S. taxation.
If an entity or arrangement classified for U.S. federal income tax purposes as a partnership owns shares of our Common Stock, the tax treatment of a member of the entity or party to such arrangement will depend on the status of the member and the activities of the entity and such member. The tax treatment of such an entity or arrangement, and the tax treatment of any member of such an entity or party to such an arrangement, are not addressed in this summary. Any entity or arrangement that is classified for U.S. federal income tax purposes as a partnership and that owns shares of our Common Stock, and any members of such an entity and parties to such an arrangement, are encouraged to consult their tax advisors.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. BENEFICIAL OWNERS OF SHARES OF OUR COMMON STOCK ARE ENCOURAGED TO SEEK ADVICE FROM THEIR OWN TAX ADVISORS REGARDING THE INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT, TAKING INTO ACCOUNT THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL INCOME, ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

We intend to take the position that the Reverse Stock Split constitutes a recapitalization for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. Assuming the Reverse Stock Split qualifies as a recapitalization:
•	a U.S. Holder will not recognize gain or loss on the Reverse Stock Split, except with respect to any cash received in lieu of a fractional share of our Common Stock;
•
the aggregate tax basis of the shares of our Common Stock received by a U.S. Holder in the Reverse Stock Split will be equal to the aggregate tax basis of the shares exchanged therefor, excluding any portion of such basis allocable to a fractional share of our Common Stock;

•	the holding period of the shares of our Common Stock received by a U.S. Holder in the Reverse Stock Split will include the holding period of the shares exchanged therefor; and
•
such capital gain or loss will be short term if the shares owned immediately prior to the Reverse Stock Split were held for one year or less at the Effective Time of the Reverse Stock Split and long term if held for more than one year.

In general, a U.S. Holder who receives a cash payment in lieu of a fractional share of our Common Stock should be treated as if the fractional share were issued and then redeemed. Whether such redemption qualifies for sale or exchange treatment depends on whether the reduction in such U.S. Holder’s stock ownership is considered to be “not essentially equivalent to a dividend” for purposes of Section 302(b)(l) of the Code or otherwise eligible for sale or exchange treatment. Whether such redemption is “not essentially equivalent to a dividend” with respect to a U.S. Holder will depend upon such U.S. Holder’s particular circumstances. At a minimum, however, for the redemption to be “not essentially equivalent to a dividend,” it must result in a “meaningful reduction” in the U.S. Holder’s percentage stock ownership of the Company. The redemption of fractional shares from a minority shareholder of a publicly-traded corporation in a recapitalization is generally considered to be a meaningful reduction in interest or otherwise eligible for sale or exchange treatment. Therefore, minority U.S. Holders that do not exercise control over the Company’s corporate affairs are generally expected to recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share of our Common Stock and the portion of the U.S. Holder’s tax basis of the shares of our Common Stock owned by such U.S. Holder immediately prior to the Reverse Stock Split that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares of our Common Stock that it owns immediately prior to the Reverse Stock Split is more than one year as of the date on which the Reverse Stock Split occurs. The deductibility of capital losses is subject to limitations.
U.S. Treasury regulations provide detailed rules for allocating the tax basis and holding period among shares of common stock which were acquired by a stockholder on different dates and at different prices. U.S. Holders that acquired shares of our Common Stock on different dates or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period among such shares.
Payments of cash made in lieu of a fractional share of our Common Stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each U.S. Holder of our Common Stock that does not otherwise establish an exemption from backup withholding should furnish on applicable IRS forms its taxpayer identification number and comply with the applicable certification procedures.
Backup withholding is not an additional tax and amounts withheld will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders of our Common Stock should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Required Vote
The affirmative consent of the holders of a majority of the shares of Common Stock outstanding as of the Record Date is needed to approve the Reverse Stock Split.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU SUBMIT YOUR WRITTEN CONSENT “FOR” PROPOSAL 1, APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT, AT THE BOARD’S DISCRETION.

PROPOSAL 2
APPROVAL OF THE SANUWAVE HEALTH, INC. 2024 EQUITY INCENTIVE PLAN
On July 1, 2024, the Board approved and adopted, subject to approval by our stockholders, the Plan. The Plan will become effective on the date it is approved by our stockholders, and will replace the Company’s existing Prior Plan, which is the only plan under which equity awards are currently being granted. If the Plan is approved by the stockholders, no new awards will be made under the Prior Plan. A copy of the 2024 Equity Incentive Plan is attached to this proxy statement as Appendix A.
Purpose of the Plan Proposal
The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by encouraging service providers to focus on critical long-range corporate objectives and linking service providers directly to stockholder interests through increased stock ownership. We believe that the Plan will be important in helping to attract and retain service providers of the Company with exceptional qualifications.
Reasons for the Approval of the Plan Proposal
Stockholder approval of the Plan is necessary in order for the Company to grant incentive stock options (“ISOs”) under Section 422 of the Code. Stockholders are also being asked to approve an annual limitation on compensation paid to non-employee directors.
Consequences if the Plan Proposal is Not Approved
If the Plan is not approved by our stockholders, the Plan will not become effective and the Company will not be able to grant equity awards under the Plan. Our Board believes that the Company’s ability to recruit, retain and incentivize top talent will be adversely affected if the Plan is not approved.
Material Terms of the Plan
The material terms of the Plan, as approved by our Board, are summarized below. This summary, however, is not intended to be a complete description of the Plan and is qualified in its entirety by reference to the complete text of the Plan, a copy of which is attached to this proxy statement as Appendix A. To the extent there is a conflict between the terms of this summary and the Plan, the terms of the Plan will control.
Administration
The Plan will be administered by our Board or by one or more committees to which the Board delegates such administration (as applicable, the “Plan Administrator”). Subject to the terms of the Plan, the Plan Administrator will have the authority to (a) determine the eligible individuals who are to receive awards under the Plan, (b) determine the terms and conditions of awards granted under the Plan, (c) determine performance criteria and the achievement of such criteria, (d) cancel, suspend, or accelerate the vesting or exercisability of, payment for or lapse of restrictions on, or amend any other terms of awards, (e) adopt sub-plans, (f) issue substitute awards, and (g) make all other decisions related to the Plan and awards granted thereunder. The Plan Administrator may also delegate to one or more of its members, to a director or directors, or senior officers of the Company the authority to grant awards, subject to terms and conditions determined by the Plan Administrator and within the limitations of Section 16 of the Exchange Act.
Types of Awards
The Plan provides for the grant of stock options, which may be ISOs or nonstatutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and other equity-based or equity-related awards that the Plan Administrator determines are consistent with the purpose of the Plan and the interests of the Company, or collectively, awards.
Share Reserve
516,208,834 shares of our Common Stock may be issued under the Plan. This number of shares does not take into account the proposed Reverse Stock Split, and this number of shares will be appropriately adjusted if the Reverse Stock Split is effected. All of the shares available under the Plan may be issued upon the exercise of ISOs.

If awards issued under the Plan or the Prior Plan that are outstanding are forfeited, cancelled, settled or paid in cash, or expire before being exercised or settled in full, the shares subject to such awards will again be available for issuance under the Plan. If stock appreciation rights are exercised, only the number of shares actually issued upon exercise or settlement of such awards will reduce the number of shares available under the Plan. However, if the number of shares subject to an award is variable on the grant date, the maximum number of shares will be counted against the number of shares available under the Plan until it can be determined that a lesser number of shares will be issued. Shares applied to pay the exercise price of an option or satisfy withholding taxes related to any award will again become available for issuance under the Plan. To the extent an award may be settled solely in cash, the award will not reduce the number of shares available for issuance under the Plan.
Awards granted under the Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by a predecessor or an entity acquired by us or any of our subsidiaries will not reduce the share reserve under the Plan.
Shares issued under the Plan may be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted under the Plan.
Eligibility
Employees (including officers), non-employee directors and consultants who render services to the Company or any subsidiary (whether now existing or subsequently established) are eligible to receive awards under the Plan. ISOs may only be granted to employees of the Company or any subsidiary thereof (whether now existing or subsequently established). As of July 3, 2024, there were approximately 34 employees, including seven executive officers (one of which is an employee director), and five non-employee directors, who would be eligible to participate in the Plan.
International Participation
The Plan Administrator has the authority to implement sub-plans (or otherwise modify applicable grant terms) for purposes of satisfying applicable foreign laws, conforming to applicable market practices or for qualifying for favorable tax treatment under applicable foreign laws, and the terms and conditions applicable to awards granted under any such sub-plan or modified award may differ from the terms of the Plan. Any shares issued in satisfaction of awards granted under a sub-plan will come from the Plan share reserve.
Repricing
The Plan Administrator may not reprice (reduce the exercise price of) options and stock appreciation rights, or cancel or exchange options and stock appreciation rights for cash or other equity awards which would constitute a repricing under accounting rules, unless such action has been approved by stockholders in advance.
Effect of Termination of Employment or Service
Unless otherwise set forth in an applicable agreement, if a participant ceases to be employed by, or provide other services, to us and our subsidiaries, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration. Upon termination for cause, all unexercised option and SAR awards and all unvested portions of any other outstanding awards will be immediately forfeited without consideration. Upon termination for any reason other than cause, death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of three months after the date of termination; however, if the participant dies during such three month period, the vested and exercisable portions of the option and SAR awards may be exercised for a period of one year after the date of such termination. Upon termination due to death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of one year after the date of termination.
Types of Awards
Stock Options. A stock option is the right to purchase a certain number of shares of stock at a fixed exercise price which, pursuant to the Plan, may not be less than 100% of the fair market value of our Common Stock on the date of grant. Subject to limited exceptions, an option may have a term of up to 10 years and will generally expire sooner if the optionee’s service terminates. Options will vest at the rate determined by the Plan Administrator. An optionee may pay the exercise price of an option in cash, or, with the administrator’s consent, with shares of stock the optionee already owns, with proceeds from an immediate sale of the option shares through a broker approved by us, through a net exercise procedure or by any other method permitted by applicable law.
Stock Appreciation Rights. A SAR provides the recipient with the right to the appreciation in a specified number of shares of stock. The Plan Administrator determines the exercise price of SARs granted under the Plan, which may not be less than 100% of the fair market value of our Common Stock on the date of grant. Subject to limited exceptions, a SAR may have a term of up to 10 years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the Plan Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock, or a combination of stock and cash determined by the Plan Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.
Restricted Stock Awards. A restricted stock award is an award of Common Stock that vests at such times and in such installments as may be determined by the Plan Administrator. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Plan Administrator may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in the Company’s service for a certain period or that specified performance goals are satisfied. Recipients of restricted shares generally have all of the rights of a stockholder with respect to those shares, including voting rights; however, any dividends and other distributions on restricted shares will generally be subject to the same restrictions on transferability and forfeitability as the underlying shares.
Restricted Stock Units. An RSU is a right to receive a share, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the Plan Administrator. RSUs vest at the rate determined by the Plan Administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of RSUs may be made in the form of cash, stock or a combination of cash and stock, as determined by the Plan Administrator. Recipients of RSUs generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the Plan Administrator’s discretion and as set forth in the applicable RSU agreement, RSUs may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the RSUs to which they pertain.
Other Awards. The Plan Administrator may grant other awards based in whole or in part by reference to our Common Stock and may grant awards under other plans and programs that will be settled with shares issued under the Plan. The Plan Administrator will determine the terms and conditions of any such awards.
Changes to Capital Structure
In the event of certain changes in capitalization, including a stock split, reverse stock split or stock dividend, proportionate adjustments will be made in the number and kind of shares available for issuance under the Plan, the limit on the number of shares that may be issued under the Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.
Change in Control with Corporate Transaction
If the Company is party to a “corporate transaction” which is also a change in control, each outstanding award will be treated as the Plan Administrator determines, which may include acceleration of vesting, the continuation, assumption or substitution of an outstanding award, the cancellation of an outstanding award after an opportunity to exercise, or the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award less any applicable exercise price. In general, if an award held by a participant at the effective time of a change in control transaction is not continued, assumed or substituted, then the award will vest in full, and for awards subject to one or more performance-based vesting conditions that have not yet been satisfied, such performance-based vesting conditions shall be deemed achieved at 100% of target levels, pro-rated so that the vested portion of the award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the change of control.
If awards are continued, assumed or replaced, and a participant’s service is terminated without cause within 12 months after a corporate transaction, then all awards will become immediately fully vested and exercisable, and for awards subject to one or more performance-based vesting conditions, such performance-based award will be considered fully vested if it is vested based on actual achievement as of the date of the participant’s termination of service, pro-rated so that the vested portion of the award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the time of the termination of service.

For purposes of the Plan, the following terms have the meanings indicated:
•
A “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company.

•
A “change in control” generally refers to a corporate transaction (as defined above), the acquisition by a person or group of beneficial ownership of 30% or more of the voting power of the Company’s stock, or stock equaling 50% or more of the Company’s fair market value, a sale of 40% or more of the assets of the Company, or the Company’s “continuing directors” ceasing to constitute a majority of our Board.

Change of Control without a Corporate Transaction
If the Company is party to any other change in control, the Plan Administrator may provide, in an individual award agreement or in any other written agreement with a participant, that the award will be subject to acceleration of vesting and exercisability in the event of a change of control, in connection with a termination of employment in connection with or following a change in control, or for the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award, and in the case of an option or SAR, less any applicable exercise price.
Transferability of Awards
Unless the Plan Administrator determines otherwise, an award generally will not be transferable other than by beneficiary designation, a will or the laws of descent and distribution. The Plan Administrator may permit transfer of an award pursuant to a domestic relations order or by gift to a family member.
Amendment and Termination
The Plan Administrator may amend or terminate the Plan at any time. Any such amendment or termination will not affect outstanding awards. If not sooner terminated, the Plan will terminate automatically 10 years after its effective date. Stockholder approval is not required for any amendment to the Plan, unless required by applicable law, government regulation or exchange listing standards.
Certain U.S. Federal Income Tax Aspects of Awards Under the Plan
This is a brief summary of certain of the U.S. federal income tax aspects of awards that may be made under the Plan to U.S. Persons in connection with their performance of services based on the Code, Treasury regulations promulgated thereunder, published rulings and administrative announcements of the IRS, and judicial decisions, in each case, in existence as of the date of this proxy statement. This summary covers only certain of the basic U.S. federal income tax rules applicable to such awards as of the date hereof. It does not describe a number of special tax rules, including the alternative minimum tax, the Medicare contribution tax on net investment income and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death or under any non-income tax laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Plan should consult their own professional tax advisors concerning tax aspects of awards under the Plan. The discussion below concerning tax deductions that may become available to us under U.S. federal income tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. The tax consequences of awards under the Plan depend upon the type of award. Changes to tax laws or the interpretation thereof following the date of this proxy statement could alter the tax consequences described below.
Incentive Stock Options
No taxable income is recognized by an optionee upon the grant or vesting of an ISO, and no taxable income is recognized at the time an ISO is exercised unless the optionee is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income.
The aggregate fair market value, determined at the time of grant, of Common Stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of the Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or that of any of our affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the ISO does not exceed five years from the date of grant.
If the optionee holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the “required ISO holding periods”), then the optionee will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the optionee’s adjusted tax basis in such shares at the time of such disposition. If the optionee disposes of the purchased shares before satisfying either of the required ISO holding periods, then the optionee will recognize ordinary income equal to the fair market value of the shares on the date the ISO was exercised over the exercise price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.
Nonstatutory Stock Options
No taxable income is recognized by an optionee upon the grant or vesting of an NSO, provided the NSO does not have a readily ascertainable fair market value. If the NSO does not have a readily ascertainable fair market value, the optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the optionee.
Restricted Stock
A participant who receives an award of restricted stock generally does not recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the amount, if any, paid for the shares. Alternatively, a participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.
Restricted Stock Unit Awards
In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income, subject to withholding if the recipient is an employee or former employee, equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU. Upon resale of the shares acquired pursuant to an RSU, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the recipient.
Stock Appreciation Rights
In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to withholding.
Other Awards
Other awards generally result in income recognition by a participant in an amount equal to the cash or fair market value of the shares received, at the time of such payment or settlement.
Section 409A
The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and SARs are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or SAR was granted. RSUs are subject to Section 409A unless they are settled within two and one half months after the end of the later of (a) the end of our fiscal year in which vesting occurs or (b) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.
Tax Treatment of the Company
We will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the Plan. However, Section 162(m) of the Code denies a deduction for compensation paid to certain “covered employees” to the extent that compensation to the covered employee exceeds $1,000,000 in a taxable year. Although the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the stockholder’ best interests to maintain flexibility in the approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.
New Plan Benefits
Grants of awards under the Plan to our executive officers, non-executive directors and other eligible participants are subject to the discretion of the Plan Administrator. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Plan. Because the Plan will not become effective until it is approved by our stockholders, the Plan Administrator has not yet approved any awards under, or subject to, the Plan.
Registration with the SEC
If the Plan is approved by our shareholders and becomes effective, we intend to file a registration statement on Form S-8 registering the shares of Common Stock reserved for issuance under the Plan.
New Plan Benefits
Because the Plan Administrator, in its discretion, will select the participants who receive awards and the timing, size and types of those awards, we cannot currently determine the awards that will be made to particular individuals or groups under the Plan, except for the following awards, which were previously approved by the Board or Compensation Committee:
Name	Number of Stock Options
Morgan Frank	—
Toni Rinow	—
Tim Hendricks	5,000,000
Kevin A. Richardson, II	25,000,000
All current executive officers as a group	31,105,000
All non-employee directors as a group	25,000,000
All employees, other than executive officers, as a group	300,000
Required Vote
The affirmative consent of the holders of a majority of the shares of Common Stock outstanding as of the Record Date is needed to approve the Plan.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU SUBMIT YOUR WRITTEN CONSENT “FOR” PROPOSAL 2, APPROVAL OF THE SANUWAVE HEALTH, INC. 2024 EQUITY INCENTIVE PLAN.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program offered to our executives, and in particular to our named executive officers for 2023, who were:
•	Morgan Frank, Chief Executive Officer
•	Toni Rinow, former Chief Financial Officer
•	Tim Hendricks, Executive Vice President of Sales
•	Kevin A. Richardson, II, former Chief Strategy Officer and former Chief Executive Officer
Summary Compensation Table
The following table provides certain information concerning compensation earned for services rendered in all capacities by our named executive officers during the fiscal years ended December 31, 2023, and 2022.
Name and Position	Year	Salary	Bonus(2)	All other compensation(1)	Total
Morgan Frank, Chief Executive Officer	2023	1	—	100,000	100,001
Toni Rinow, former Chief Financial Officer	2023	335,000	—	—	335,000
Tim Hendricks, Executive Vice President of Sales	2023	244,391	30,000	49,067	323,458
Kevin Richardson II, former Chief Executive Officer	2023	350,000	—	60,000	410,000
	2022	430,583	—	175,000	605,583
(1)	Includes board fees, health, dental, life and disability insurance premiums and 401(k) matching contributions.
(2)	The bonus paid to Mr. Hendricks in 2023 was a signing bonus.
2023 Named Executive Officer Compensation Plan
Base salary
Our salaries reflect the responsibilities of each Named Executive Officer (“NEO”) and the competitive market for comparable professionals in our industry. Base salaries and benefits packages are fixed components of our NEO’s compensation and do not vary with Company performance.
Short term Cash Incentives
The performance-based compensation plan reflects our pay-for-performance philosophy and directly ties short-term incentives to short-term business performance. These awards are linked to specific annual financial goals and key business initiatives for the overall Company. Annual employee bonus incentives are paid to reward the achievement of critical short-term operating, financial, and strategic goals. The annual employee bonus is calculated based on a percentage of the each NEO’s salary, 50% is paid on individual performance goals, as assigned by leadership and the Board of Directors, and the remainder is paid based on Company performance measures.
Stock Incentive Plan
On October 24, 2006, SANUWAVE, Inc.’s board of directors adopted the 2006 Stock Incentive Plan of SANUWAVE, Inc. (the “2006 Plan”). On November 1, 2010, the Company approved the Amended and Restated 2006 Stock Incentive Plan of SANUWAVE Health, Inc. effective as of January 1, 2010 (previously defined as the “Prior Plan”). The Prior Plan permits grants of awards to selected employees, directors, and advisors of the Company in the form of restricted stock or options to purchase shares of Common Stock. Options granted may include NSOs as well as qualified ISOs. The Prior Plan is administered by the board of directors of the Company. The Prior Plan gives broad powers to the board of directors of the Company to administer and interpret the form and conditions of each option. The stock options granted under the Prior Plan are NSOs which vest over a period of up to three years and have a maximum ten-year term. The options are granted at an exercise price equal to the fair market value of the Common Stock on the date of the grant.
The terms of the options granted under the Prior Plan expire as determined by individual option agreements (or on the tenth anniversary of the grant date), unless terminated earlier, on the first to occur of the following: (1) the date on which the participant’s service with the Company is terminated by the Company for cause; (2) 60 days after the participant’s death; or (3) 60 days after the termination of the participant’s service with the Company for any reason other than cause or the participant’s death; provided that, if during any part of such 60 day period the option is not exercisable solely because of specified securities law restrictions, the option will not expire until the earlier of the expiration date or until it has been exercisable for an aggregate period of 60 days after the termination of the participant’s service with the Company. The options vest as provided for in each option agreement and the exercise prices for the options are determined by the board of directors at the time the option is granted, provided that the exercise price shall in no event be less than the fair market value per share of the Company’s Common Stock on the grant date. In the event of any change in the Common Stock underlying the options, by reason of any merger or exchange of shares of Common Stock, the board of directors shall make such substitution or adjustment as it deems to be equitable to (1) the class and number of shares underlying such option, (2) the exercise price applicable to such option, or (3) any other affected terms of such option.
In the event of a change of control, unless specifically modified by an individual option agreement: (1) all options outstanding as of the date of such change of control will become fully vested; and (2) notwithstanding (1) above, in the event of a merger or share exchange, the board of directors may, in its sole discretion, determine that any or all options granted pursuant to the Prior Plan will not vest on an accelerated basis if the board of directors, the surviving corporation or the acquiring corporation, as the case may be, has taken such action that in the opinion of the board of directors is equitable or appropriate to protect the rights and interests of the participants under the Prior Plan.
No equity awards were issued during the years ended December 31, 2023, and 2022.
Transition and Separation Agreement with Mr. Richardson
On May 23, 2023, SANUWAVE and Mr. Richardson entered into a Transition and Separation Agreement (the “Transition Agreement”), pursuant to which Mr. Richardson agreed to serve as SANUWAVE’s Chief Strategy Officer for an anticipated period of 12 months or alternatively a consulting agreement for a period of two years. The Transition Agreement also provided that Mr. Richardson would continue to receive his then-current salary or an equivalent consulting fee, remain eligible for SANUWAVE’s group health benefit plans and programs, unless he earlier became eligible for health insurance benefits through a subsequent employer or exceeded the legal eligibility period for continued coverage, and would remain eligible to receive a pro-rated annual bonus, one-third of which would be based upon SANUWAVE achieving each of the following metrics during calendar year 2023: (i) sales of $30 million, (ii) adjusted EBITDA of $3 million and (iii) listing on The Nasdaq Stock Market or the New York Stock Exchange. Mr. Richardson also is entitled to receive options exercisable for 25 million shares of SANUWAVE Common Stock, one-half of which were to vest immediately and one-half of which were to vest on April 15, 2024. At this time, the option grant has not occurred. During any period of continued service with SANUWAVE, Mr. Richardson’s options would continue to vest. The Transition Agreement also included a release of claims in favor of SANUWAVE and customary confidentiality and non-disparagement provisions. On May 23, 2024, Mr. Richardson was automatically terminated as an employee of SANUWAVE pursuant to the terms of the Transition Agreement.
Employment Agreement with Mr. Frank
Effective May 23, 2023, the SANUWAVE board appointed Morgan Frank as SANUWAVE’s interim Chief Executive Officer. In connection with this appointment, SANUWAVE and Mr. Frank entered into an Executive Employment Agreement, effective May 23, 2023 (the “Frank Employment Agreement”). Pursuant to the Frank Employment Agreement, Mr. Frank is paid a de minimis base salary of $1.00 per year, may be eligible to receive an incentive bonus opportunity in accordance with any criteria determined by the SANUWAVE board, and will be entitled to participate in SANUWAVE’s employee benefit plans and programs. Mr. Frank’s employment will be terminated upon (i) written notice of termination or resignation by either SANUWAVE or Mr. Frank, respectively, for any reason, provided that Mr. Frank must provide at least 60 days’ prior notice of his resignation, or (ii) Mr. Frank’s death or disability. Moreover, during the term of his employment and for a period of one year thereafter, Mr. Frank agreed (i) not to perform services for or have any interest in any competitive business and (ii) not to solicit (a) SANUWAVE’s current or former employees or independent contractors or (b) actual or prospective customers, clients, vendors, service providers, suppliers or contractors. Finally, the Frank Employment Agreement also includes customary confidentiality and non-disparagement provisions.
Offer Letter and Separation and Release Agreement with Dr. Rinow
Dr. Rinow entered into an offer letter (the “Rinow Letter”) with the Company on April 7, 2022, and upon her appointment as Chief Financial Officer on August 16, 2022, she began receiving the compensation described therein.

Pursuant to the Rinow Letter, Dr. Rinow agreed to serve as the Chief Financial Officer of the Company. Dr. Rinow was entitled to an annual base salary of $335,000 and was eligible to earn an annual cash bonus award of up to fifty percent of her annual salary, one-half of which was determined based upon the achievement of Company goals and the remaining one-half of which was determined based upon her achievement of personal performance goals.
The Rinow Letter also provides for a grant of options to purchase up to 6,000,000 shares of the Company’s Common Stock pursuant to the Prior Plan, subject to approval by the Company’s board of directors. Under the Rinow Letter, one-third of the option grant was to vest upon the signing of the Rinow Letter, one-third was to vest on December 31, 2022 and one-third was to vest on December 31, 2023. At this time, the option grant has not occurred. Dr. Rinow also was eligible to receive future stock option awards as approved annually by the Company’s board of directors. The Rinow Agreement required Dr. Rinow to execute a separate non-competition and confidentiality agreement.
Upon an involuntary separation of employment from the Company, Dr. Rinow was entitled to a severance payment equivalent to one year’s base salary upon the execution of a severance agreement and general release.
On March 28, 2024, the Company terminated Dr. Rinow without cause, effective immediately. In connection with her separation, Dr. Rinow and the Company entered into a Separation and Release Agreement, dated March 29, 2024, pursuant to which Dr. Rinow will receive one year’s annual base salary in the amount of $335,000, payable in equal installments through the Company’s regular payroll.
Outstanding Equity Awards at 2023 Fiscal Year End
The following table provides certain information concerning the outstanding equity awards for each named executive officer as of December 31, 2023:
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying options unexercisable	Equity incentive plan awards number of securities underlying unexercised unearned options	Exercise price ($)	Expiration Date
Kevin A. Richardson, Former Chief Executive Officer	452,381	—	—	$0.11	10/1/2025
	297,619	—	—	$0.06	10/1/2025
	700,000	—	—	$0.04	6/16/2026
	594,300	—	—	$0.18	11/9/2026
	900,000	—	—	$0.11	6/14/2027
	1,100,000	—	—	$0.21	9/20/2028
	50,000	—	—	$0.15	8/26/2029
Director Compensation Table for Fiscal Year 2023
The Company provides a base retainer for each director with higher base retainers for service by the Board Chair. The Company provides an additional retainer for committee leadership of the Audit Committee, Compensation Committee, and Strategy and Finance Committee. The Compensation Committee believes the structure aligns compensation according to the level of service contributions by each director.
Director	Fee Earned or paid in cash (in thousands)
Morgan Frank	$100
A. Michael Stolarski	$97
Jeff Blizzard	$90
Ian Miller	$90
James Tyler	$90
Kevin Richardson	$60

Securities Authorized for Issuance Under Equity Compensation Plans
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	16,286,650	$0.28	5,598,216
Total	16,286,650	$0.28	5,598,216
Stock Incentive Plans
On November 1, 2010, the Company approved the Prior Plan. The Prior Plan permits grants of awards to selected employees, directors, and advisors of the Company in the form of restricted stock or options to purchase shares of Common Stock. Options granted may include NSOs as well as qualified ISOs. The Prior Plan is currently administered by the board of directors of the Company. The Prior Plan gives broad powers to the board of directors of the Company to administer and interpret the form and conditions of each option. The stock options granted under the Prior Plan are generally NSOs which vest over a period of up to three years and have a ten-year term. The options are granted at an exercise price equal to the fair market value of the Common Stock on the date of the grant which is approved by the board of directors of the Company. The Prior Plan’s share reserve has been substantially depleted.

Pay Versus Performance Table
The following table sets forth additional compensation information of our principal executive officers (“PEOs”) and our other NEOs (averaged) along with total shareholder return and net income (loss) performance results for our fiscal years ending in 2022 and 2023:
Year	Summary Compensation Table Total for PEOs(1)(2)		Compensation Actually Paid to PEOs(1)(2)		Average Summary Compensation Table Total for Other NEOs(1)(2) ($)	Average Compensation Actually Paid to Other NEOs(1)(2) ($)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return(3) ($)	Net Income (Loss) ($ in millions) ($)
	Kevin A. Richardson, II (PEO 1) ($)	Morgan C. Frank (PEO 2) ($)	Kevin A. Richardson, II (PEO 1) ($)	Morgan C. Frank (PEO 2) ($)
2023	410,000	100,001	410,000	100,001	329,229	329,229	$0.22	(25,807)
2022	605,583	—	605,583	—	349,526	349,526	$0.39	(10,293)
(1)	Our PEOs and Other NEOs for each reported fiscal year were:
Year	PEOs	Other NEOs
2023	Kevin A. Richardson, II Morgan C. Frank	Toni Rinow Tim Hendricks
2022	Kevin A. Richardson, II	John Schlechtweg Lisa Sundstrom
(2)
SEC rules require certain adjustments be made to the Summary Compensation Table (“SCT”) totals to determine “compensation actually paid” (“CAP”) as reported in the Pay Versus Performance Table. CAP does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. A reconciliation of the SCT totals to CAP to our PEOs and our Other NEOs (as an average) is shown below:

	2023			2022
Equity Adjustments	PEO 1 ($)	PEO 2 ($)	Average of Other NEOs ($)	PEO 1 ($)	PEO 2 ($)	Average of Other NEOs ($)
Total Compensation from SCT	410,000	100,001	329,229	605,583	—	349,526
Adjustments for stock and option awards
Subtract SCT amounts of stock and option awards	—	—	—	—	—	—
Add fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	—	—	—	—	—	—
+/- The difference between fair value of awards from the end of the prior fiscal year to the end of the covered year for awards granted in any prior fiscal year that are outstanding and unvested at year end	—	—	—	—	—	—
+/- Add the fair value as of the vesting date for awards granted and vesting during such fiscal year	—	—	—	—	—	—
+/- The difference in fair value at the end of the prior fiscal year to the vesting date for awards granted in any prior fiscal year for which all applicable vesting conditions were satisfied during such year	—	—	—	—	—	—
Subtract fair value at end of prior year for awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during such year	—	—	—	—	—	—
Compensation Actually Paid (as calculated)	410,000	100,001	329,229	605,583	—	349,526
(3)
Total shareholder return is calculated based on a fixed investment of one hundred dollars measured from the market close on December 31, 2021 (the last trading day of fiscal 2021) through and including the end of each fiscal year reported in the table.

Relationship between Pay and Performance
The charts shown below present a graphical comparison of CAP to our PEOs and the average CAP to our Other NEOs set forth in the Pay Versus Performance Table above, as compared against our total shareholder return (“TSR”) and net income.
CAP versus Company TSR

$100.00
$90.00
$80.00
$70.00
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$-
$700
$600
$500
$400
$300
$200
$100
$0
Thousands
FY 2022
FY 2023
CAP to PEO1
CAP to PEO2
Avg CAP to Non-PEO NEOs
SNWV TSR

Total shareholder return in the above chart reflects the cumulative return of $100 as if invested on December 31, 2021, including reinvestment of any dividends.
CAP versus Net Income

-
(5,000)
(10,000)
(15,000)
(20,000)
(25,000)
(30,000)
2022
2023
$700
$600
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$-
Thousands
CAP to PEO1
CAP to PEO2
Avg CAP to Non-PEO NEOs
Net Income (Loss) ($ in millions)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of the July 3, 2024, with respect to the beneficial ownership of our outstanding Common Stock by (i) any holder of more than five percent, (ii) each of our named executive officers and directors, and (iii) our directors and executive officers as a group.
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Shares Outstanding(2)
Morgan Frank(3)	354,186,625	25.0%
Toni Rinow	—	*
Timothy Hendricks	—	*
Kevin A. Richardson, II(4)	37,145,354	3.1%
A. Michael Stolarski(5)	142,896,781	11.3%
James Tyler	3,543,750	*
Ian Miller	18,293,564	1.5%
Jeff Blizard	—	*
All Directors and Current Executives as a group (12 persons)(6)	562,490,342	36.6%
Greater than 5% Holders:
Opaleye LP(7)	115,493,554	9.8%
Manchester Management PR, LLC(3) Manchester Management Company, LLC Manchester Explorer, L.P. James E. Besser	369,129,125	25.9%
*	Denotes less than 1% beneficial ownership
(1)	Unless otherwise noted, each beneficial owner has the same address as the Company.
(2)
Applicable percentage ownership is based on 1,181,272,961 shares of Common Stock outstanding as of July 3, 2024. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and includes options, warrants and convertible promissory notes, that are exercisable within 60 days of July 3, 2024. Unless otherwise indicated, all the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act.

(3)
Manchester Management PR, LLC (“Manchester”) and Manchester Management Company, LLC (“GP”) may be deemed to be the owner of 366,879,125 shares of Common Stock. Manchester and GP have the sole power to vote or direct the vote of 0 shares of Common Stock and the shared power to vote or direct the vote of 122,460,646 shares of Common Stock and 244,418,479 shares of Common Stock underlying warrants and convertible promissory notes.

Manchester Explorer, L.P. (“Explorer”) may be deemed to be the beneficial owner of 332,897,125 shares of Common Stock. Explorer has the sole power to vote or direct the vote of 0 shares of Common Stock and the shared power to vote or direct the vote of 108,478,646 shares of Common Stock and 224,418,479 shares of Common Stock underlying warrants and convertible promissory notes.
Mr. Besser has the sole power to vote or direct the vote of 2,250,000 shares of Common Stock and the shared power to vote or direct the vote of 122,460,646 shares of Common Stock and 244,418,479 shares of Common Stock underlying warrants and convertible promissory notes.
Mr. Frank has the sole power to vote or direct the vote for 8,807,500 shares of Common Stock and 12,500,000 shares of Common Stock underlying warrants. Mr. Frank has the shared power to vote or direct the vote of 108,460,646 shares of Common Stock and 224,418,479 shares of Common Stock underlying warrants and convertible promissory notes.
Mr. Besser is the managing member of Manchester and GP and Mr. Frank serves as a portfolio manager and as a consultant for Explorer. Manchester is the investment manager of Explorer and GP is the general partner of Explorer. The principal business address for each of Manchester, GP, Explorer and Messrs. Besser and Frank is 2 Calle Candina, #1701, San Juan, Puerto Rico, 00907.
(4)
This amount includes 4,094,300 shares of Common Stock underlying options, 13,089,000 shares of Common Stock underlying warrants, and 4,876,409 shares of Common Stock owned directly by Prides Capital Fund I, L.P. Prides Capital Partners LLC is the general partner of Prides Capital Fund I, L.P. and Mr. Richardson is the controlling shareholder of Prides Capital Partners LLC; therefore, under certain provisions of the Exchange Act, he may be deemed to be the beneficial owner of such securities. Mr. Richardson has also been deputized by Prides Capital Partners LLC to serve on the board of directors of the Company. Mr. Richardson disclaims beneficial ownership of all such securities except to the extent of any indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) therein.

(5)	This amount includes 1,069,800 shares of Common Stock underlying options and 83,560,218 shares of Common Stock underlying warrants and convertible promissory notes.
(6)	This amount includes 10,813,100 shares of Common Stock underlying options and 343,567,697 shares of Common Stock underlying warrants and convertible promissory notes.
(7)
Opaleye Management Inc. (the “Opaleye”) serves as investment manager to Opaleye, L.P. and as a portfolio manager for a separate managed account (the “Managed Account”) and may be deemed to indirectly beneficially own securities owned by the Managed Account. Opaleye disclaims beneficial ownership of the shares held by the Managed Account. Mr. James Silverman is the President of Opaleye. The address of Opaleye is One Boston Place, 26th Floor, Boston, MA 02108.

ADDITIONAL INFORMATION
Stockholder Proposals for the Next Annual Meeting
Requirements for Stockholder Proposals to Be Considered for Inclusion in Our Proxy Materials. To be considered for inclusion in the proxy materials for our next annual meeting of stockholders, your proposal must be submitted in writing a reasonable amount of time prior to the date we begin to print and distribute our proxy statement for the such annual meeting of stockholders to the Company’s Secretary at 11495 Valley View Road, Eden Prairie, Minnesota 55344, and comply with the requirements in our Bylaws and all applicable requirements of Rule 14a-8 promulgated under the Exchange Act.
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. If you wish to submit a proposal that is to be included in the proxy materials for our next annual meeting of stockholders, you must do so not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. You are also advised to review our Bylaws, which contain additional requirements regarding submission of stockholder proposals.
Requirements for Stockholder Nominees to Be Considered for Inclusion in Our Proxy Materials. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by the later of 60 calendar days prior to the date of our next annual meeting or the 10th calendar day following the day on which public announcement of the date of such annual meeting is first made.
Householding of Proxy Materials
The SEC adopted rules that permit us to send a single Consent Solicitation Statement to any household at which two or more stockholders reside unless we have received contrary instructions from one of the stockholders. Each stockholder will continue to receive a separate written consent card. Upon written or oral request to our Corporate Secretary, at 11495 Valley View Road, Eden Prairie, Minnesota 55344 or by phone at (952) 656-1029, we will deliver a separate copy of the Consent Solicitation Statement to you at the shared address within 30 days of your request. Any stockholders who share the same address and currently receive multiple copies of our consent solicitation materials or proxy materials who wish to receive only one copy in the future can contact the Corporate Secretary regarding such request at the address and phone number listed above.
A number of brokerage firms have already instituted householding. If your household has multiple accounts of our stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the Consent Solicitation Statement or wish to revoke your decision to household, and thereby receive multiple reports.

Appendix A
SANUWAVE HEALTH, INC.
2024 EQUITY INCENTIVE PLAN
1. Purpose. The purpose of the SANUWAVE Health, Inc. 2024 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success.
2. Definitions. In this Plan, the following definitions will apply.
   (a) “Affiliate” means any entity that is a Subsidiary of the Company, or any other entity in which the Company owns, directly or indirectly, at least 20% of combined voting power of the entity’s Voting Securities and which is designated by the Committee as covered by the Plan.
   (b) “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan, including all amendments thereto. An Agreement is subject to the terms and conditions of the Plan.
   (c) “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or an Other Stock-Based Award.
   (d) “Board” means the Board of Directors of the Company.
   (e) “Cause” means what the term  is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition a Participant’s (i) embezzlement or misappropriation of Company funds or property, (ii) conviction or plea of guilty, no contest or otherwise being found to be or held accountable or responsible for a misdemeanor involving moral turpitude or a felony that could result in imprisonment; (iii) willful or gross neglect or misconduct by Participant of material duties required of Participant; provided, however, that it is understood that failure to meet performance standards or performance objectives, by itself, shall not constitute Cause; (iv) violation of any material Company policy or Company code of conduct, or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any of its Affiliates, (v) material breach of any fiduciary duty to the Company or any Affiliate; or (vi) engaging in fraudulent, dishonest, unethical, dishonorable or disruptive behavior, practices or acts, or any other misconduct, which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors, as determined by the Company.
   (f) “Change in Control” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, one of the following:
     (1) A Person or Group becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:
       (A) any acquisition of securities of the Company by a Person from the Company for the purpose of providing financing to the Company;
       (B) any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan;
       (C) any repurchase or other acquisition by the Company of its Voting Securities that causes any Person to become the beneficial owner of 30% or more of the Company’s Voting Securities; or
       (D) with respect to any particular Participant, any acquisition of securities of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant.
If, however, a Person or Group referenced in clause (A), (B) or (C) or (D) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 30% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred. Furthermore, a Change in Control will occur if a Person becomes the beneficial owner of more than 50% of the Company’s Voting Securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to Section 2(f)(5).
     (2) Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board within a twelve (12)-month period.
     (3) A Person or Group acquires ownership of securities of the Company that, together with the securities held by such person or Group, constitutes more than 50% of the total fair market value of the Company. However, if such person or Group is considered to own more than 50% of the total fair market value before this transfer of the securities of the Company then outstanding, the acquisition of additional equity securities of the Company by the same person or Group shall not be considered to cause a Change of Control of the Company;
     (4) A Covered Person or Group acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Covered Person or Group) all or substantially all of the assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total fair market value of all assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by the Company will not result in a Change of Control if the assets are transferred to:
       (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; or
       (B) a Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the transfer of assets.
     (5) A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, 50% or more of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities.
Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A.
   (g) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable treasury regulations and guidance promulgated thereunder and any successor or similar statutory provisions.
   (h) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3. The Committee shall be the Compensation Committee of the Board unless otherwise specified by the Board.
   (i) “Company” means SANUWAVE Health, Inc., a Nevada corporation, and any successor thereto.
   (j) “Consultant” means any consultant or advisor who is a natural person (other than an Employee or a Non-Employee Director) who provides Services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or an Affiliate.
   (k) “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of an actual or threatened proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.

   (l) “Continuous Service” means that the provision of Services by a Participant to the Company or any Affiliate in any Service Provider capacity is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing Services to the Company or an Affiliate notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under applicable laws. A Service Provider’s Continuous Service shall be deemed to have terminated upon a Separation from Service from the Company and its Affiliates. Except as otherwise provided in this Plan or any Agreement, Continuous Service shall not be deemed terminated in the case of (i) any approved leave of absence of up to three (3) months; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the Service of the Company or any Affiliate in any Service Provider capacity. Notwithstanding the foregoing, except as otherwise determined by the Committee and as permitted by Section 409A, in the event of any sale or spin-off of an Affiliate, Service as a Service Provider for such Affiliate following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan.
   (m) “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving entity.
   (n) “Disability” means (i) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant as determined by the carrier or claims administrator of the disability plan, or (ii) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).
   (o) “Employee” means an employee of the Company or an Affiliate.
   (p) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.
   (q) “Fair Market Value” means the fair market value of a Share determined as follows:
     (1) If the Shares are readily tradable on an established securities market (as determined under Section 409A), then Fair Market Value will be the closing or last sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
     (2) If the Shares are not then readily tradable on an established securities market (as determined under Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Section 409A.
   (r) “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.
   (s) “Global Service Provider” means a Service Provider who is located outside of the United States, who is not compensated from a payroll maintained in the United States, or who is otherwise subject to (or could cause the Company to be subject to) legal, tax or regulatory requirements of countries outside of the United States.
   (t) “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.
   (u) “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.
   (v) “Non-Employee Director” means a member of the Board who is not an Employee.
   (w) “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.
   (x) “Other Stock-Based Award” means an Award described in Section 11 of this Plan.
   (y) “Parent” means a “parent corporation,” as defined in Code Section 424(e).

   (z) “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.
   (aa) “Performance-Based Award” means an Award that is conditioned on the achievement of specified performance goals.
   (bb) “Person” means any natural person, entity or Group within the meaning of Section 2(a)(2) of the Securities Act of 1933 and Section 14(d) of the Exchange Act other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.
   (cc) “Plan” means this SANUWAVE Health, Inc. 2024 Equity Incentive Plan, as amended and in effect from time to time.
   (dd) “Prior Plan” means the Amended and Restated 2006 Stock Incentive Plan of SANUWAVE Health, Inc.
   (ee) “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
   (ff) “Section 409A” means Section 409A of the Code, and the regulations and guidance promulgated thereunder.
   (gg) “Separation from Service” means a “separation from service” as such term is defined for purposes of Section 409A.
   (hh) “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity.
   (ii) “Service Provider” means an Employee, a Non-Employee Director, or a Consultant to the Company or any Affiliate.
   (jj) “Share” means a share of Stock.
   (kk) “Stock” means the common stock, $0.001 par value per Share, of the Company.
   (ll) “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.
   (mm) “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
   (nn) “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.
   (oo) “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.
   (pp) “Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.
3. Administration of the Plan.
   (a) Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3. Notwithstanding the designation of the Committee to administer the Plan, the Board shall retain and perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.

   (b) Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:
     (1) determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of Award and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;
     (2) cancelling or suspending an Award, accelerating the vesting, extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 15(d) and 15(e);
     (3) adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission or reconciling any inconsistency in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;
     (4) granting Substitute Awards under the Plan;
     (5) taking such actions as are provided in Section 3(c) with respect to Awards to Global Service Providers; and
     (6) requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.
Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.
   (c) Awards to Global Service Providers. The Committee may grant Awards to Global Service Providers, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans or annexes to Agreements and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.
   (d) Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.
   (e) Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.
   (f) Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.
4. Shares Available Under the Plan.
   (a) Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 516,208,834. No further awards may be made under the Prior Plan after the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:
     (1) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of Shares could be received.
     (2) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.
     (3) Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.
     (4) Awards that will be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.
   (b) Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under a Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished as provided in Section 4(c) below. The following Shares shall again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or a Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or a Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or a Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or a Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.
   (c) Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Service Providers of the Company and its Subsidiaries prior to such acquisition or combination.
   (d) No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.
5. Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees who are not Global Service Providers.

6. General Terms of Awards.
   (a) Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. If an Agreement calls for acceptance by the Participant, the Award evidenced by the Agreement will not become effective unless acceptance of the Agreement in a manner permitted by the Committee is received by the Company within thirty (30) days of the date the Agreement is delivered to the Participant. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.
   (b) Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten (10) years from the Grant Date), and the applicable vesting conditions and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions and timing as it may determine. Unless the Committee provides otherwise, the vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.
   (c) Transferability. Except as provided in this Section 6(c) , (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or Separation from Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.
   (d) Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company. In the absence of a properly designated beneficiary, the beneficiary shall be the Participant’s surviving spouse, or if none, then the Participant’s estate.
   (e) Separation from Service. Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12, if a Participant’s Continuous Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):
     (1) Upon Separation from Service for Cause, or upon conduct during a post-termination exercise period that would constitute Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.
     (2) Upon Separation from Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.
     (3) Upon Separation from Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three (3) months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.
     (4) Upon Separation from Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one (1) year after the date of such termination.
   (f) Rights as Stockholder. No Participant shall have any rights as a stockholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

   (g) Performance-Based Awards. Any Award may be granted as a Performance-Based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. The Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals.
   (h) Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Dividends and dividend equivalents on Performance-Based Awards will be subject to the same terms and conditions, including vesting conditions and the achievement of any applicable performance goals, as the original Award.
   (i) Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or document as the Committee may determine. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.
7. Stock Option Awards.
   (a) Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Section 409A and, in the case of Incentive Stock Options, Code Section 424).
   (b) Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in either case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased). Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
   (c) Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.

   (d) Incentive Stock Options.
     (1) An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee who is not a Global Service Provider, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be the total number of Shares in the Plan’s share reserve as specified in the first sentence of Section 4(a), subject to adjustment as provided in Section 12(a).
     (2) No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five (5) years after its Grant Date.
     (3) For purposes of Continuous Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.
     (4) If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, or otherwise fails to qualify as an Incentive Stock Option, such Option shall thereafter be treated as a Non-Qualified Stock Option.
8. Stock Appreciation Right Awards.
   (a) Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Section 409A).
   (b) Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.
9. Restricted Stock Awards.
   (a) Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.
   (b) Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the

Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.
10. Stock Unit Awards.
   (a) Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which the goals are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.
   (b) Settlement of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.
11. Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.
12. Changes in Capitalization, Corporate Transactions, Change in Control.
   (a) Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A.
   (b) Corporate Transactions. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction in the discretion of the Committee. The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b).
     (1) The Committee shall have the authority, at the time of the grant of an Award or any time while an Award remains outstanding, to provide for the full or partial vesting, full and partial exercisability, and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards of one or more outstanding unvested Awards under the Plan, in connection with a Corporate Transaction, on such terms and conditions as the Committee may specify. The Committee may provide that any Awards so vested or released from such limitations in connection with a Change in Control, shall remain fully exercisable until the expiration or sooner termination of the Award.

     (2) The surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Section 409A (and Code Section 424 if the Award is an ISO), either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.
     (3) If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then, automatically, (i) all outstanding Option and SAR Awards shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(2) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 12(b)(3) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation
     (4) The Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(4). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(4) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(4) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 12(b)(3). Payment of any amount under this Section 12(b)(4) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.
     (5) If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(2), and if within twelve (12) months after the Corporate Transaction a Participant experiences an involuntary Separation from Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one (1) year following the Participant’s termination of employment, (ii) any Full Value Awards that are not yet fully vested shall vest in full, and (iii) unless otherwise provided in an applicable Agreement, to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(4) if it is vested based on actual achievement of any performance-based vesting conditions as of the date of the Participant’s termination of employment, except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the Participant was a Service Provider.

   (c) Other Change in Control. In the event of a Change in Control that does not involve a Corporate Transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (i) providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 12(b)(4) or (ii) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Committee will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.
   (d) Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.
   (e) Parachute Payment Limitation. Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for the Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code, and would, but for this Section 12(e) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law and any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.
13. Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.
14. Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.
15. Effective Date, Duration, Amendment and Termination of the Plan.
   (a) Effective Date. The Plan was approved by the Board on July 1, 2024, and shall become effective on the date it is approved by the Company’s stockholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company’s shareholders fail to approve the Plan by December 31, 2024, the Plan will be of no further force or effect.
   (b) Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Any Awards that are outstanding on the Termination Date shall remain in force according to the terms of the Plan and the applicable Agreement.
   (c) Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.
   (d) Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 16(i). Notwithstanding the foregoing, a Participant’s rights with respect to an Award will not be deemed to have been impaired by any amendment if the Committee, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights.
   (e) No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s stockholders.
16. Other Provisions.
   (a) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
   (b) Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d)) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.
   (c) Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 16(i).
   (d) Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
   (e) Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.
   (f) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
   (g) Section 409A. It is intended that all Awards under the Plan will be exempt from, or will comply with, Section 409A, and to the maximum extent permitted the Awards and the Plan will be interpreted and administered in accordance with this intent. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Section 409A:
     (1) If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a Separation from Service;
     (2) Each amount to be paid or benefit to be provided under an Award shall be construed as a separate and distinct payment for purposes of Section 409A;
     (3) If any amount shall be payable with respect to any such Award as a result of a Participant’s Separation from Service at such time as the Participant is a “specified employee” within the meaning of Section 409A, then no payment shall be made, except as permitted under Section 409A, prior to the first business day after the earlier of (i) the date that is six (6) months after the Participant’s Separation from Service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Section 409A, specified employees will be identified by the Board in its discretion in accordance with the default provisions specified under Section 409A; and
     (4) If payment under an Award is to be made within a designated period which does not begin and end within one (1) calendar year, the Participant does not have a right to designate the taxable year of the payment.
None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Section 409A, or (iii) shall have any liability to any Participant for any such tax liabilities.
   (h) Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 16(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.
   (i) Forfeiture and Compensation Recovery.
     (1) The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

     (2) Awards and any compensation associated therewith are subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, as amended from time to time, which includes but is not limited to any compensation recovery policy adopted by the Board or the Committee including in response to the requirements of Section 10D of the Exchange Act, the SEC’s final rules thereunder, any applicable listing rules or other rules and regulations implementing the foregoing or as otherwise required by law or stock exchange. Any Agreement will be automatically unilaterally amended to comply with any such compensation recovery policy.

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Use the Internet to transmit your consent and to access the consent solicitation materials before the earliest of (i) the date we receive the affirmative consent to each of the proposals of stockholders holding a majority of the outstanding shares of common stock as of July 17, 2024, (ii) the date the board of directors determines to terminate the solicitation and (iii) September 30, 2024. Have this consent card in hand when you access the website and follow the instructions to obtain your records and to create an electronic consent form.

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Use any touch-tone telephone to transmit your voting instructions up until the earliest of (i) the date we receive the affirmative consent to each of the proposals of stockholders holding a majority of the outstanding shares of common stock as of July 17, 2024, (ii) the date the board of directors determines to terminate the solicitation and (iii) September 30, 2024. Have this consent card in hand when you call and then follow the instructions.

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V54040-Y92219 KEEP THIS PORTION FOR YOUR RECORDS

THIS CONSENT CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SANUWAVE HEALTH, INC.

By signing this written consent card, the undersigned shall be deemed to have consented in favor of the proposals described below with respect to all shares of common stock of SANUWAVE Health, Inc. held of record by the undersigned as of July 17, 2024. By signing this written consent card, the undersigned also acknowledges receipt of the consent solicitation statement of SANUWAVE Health, Inc., which more fully describes the proposals set forth below.

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as an attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign by an authorized officer on behalf of the corporation. If shares are held by a partnership or other entity, please sign by an authorized person on behalf of the partnership or entity.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V54041-Y92219

WRITTEN CONSENT OF THE STOCKHOLDERS OF SANUWAVE HEALTH, INC.

Please return this consent promptly. Your shares of common stock of SANUWAVE Health, Inc. will be tabulated and voted on the proposals as indicated on the reverse side. If you do not return this written consent card, it will have the same effect as a consent against the proposals. Upon the earliest of (i) the date we receive the affirmative consent to each of the proposals of stockholders holding a majority of the outstanding shares of common stock as of July 17, 2024, (ii) the date the board of directors determines to terminate the solicitation and (iii) September 30, 2024 (the "Expiration Date"), the consent solicitation process will conclude.

A stockholder who has given a written consent may revoke it at any time before the Expiration Date by (i) delivering to the Corporate Secretary of SANUWAVE Health, Inc. a written notice stating that the written consent is revoked, (ii) signing and delivering a written consent card bearing a later date, (iii) completing a new electronic written consent card over the Internet, or (iv) submitting new instructions by telephone.

Continued and to be signed on reverse side